EX-99.77Q3
For the period ended 6/30/08
File Number  811-21854

Sub-Item 77Q3: Exhibits
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Because the electronic format for filing Form N-SAR does not provide adequate space for responding fully to Item 14, the following are additional affiliated broker/dealers:

OnTrade Inc.
P.T. Citicorp Securities Indonesia
PFS Investments Inc.
PFSL Investments Canada Ltd.
PT. Citigroup Securities Indonesia
Salomon Brothers Asset Management Limited
Salomon Brothers UK Limited
Salomon Smith Barney Asia Limited
Salomon Smith Barney Australia Capital Markets Pty Limited
Salomon Smith Barney Australia Corporate Finance Pty Limited
Salomon Smith Barney Australia Pty Limited
Salomon Smith Barney SA
Salomon Smith Barney Securities (Taiwan) Limited
Salomon Smith Barney Securities Asia Limited
Salomon Swapco Inc.
Smith Barney Citigroup Australia Pty Limited
Smith Barney Strategy Advisers Inc.